December 13, 2012

Dear Hines REIT Investor:
We would like to thank you for your investment in Hines REIT and assure you that despite the sluggish and uneven recovery from the recent global recession, Hines remains fully committed to managing our diverse portfolio to maximize cash flows and rebuild the long-term share value.
The occupancy of our real estate assets remains slightly above the national average at 87% as of September 30, 2012. In fact, our occupancy rates have surpassed the national average every year since we began operations in 2004. In addition, we have generated significant gains from the sale of certain assets in which Hines REIT owned interests. These gains have allowed us to increase our liquidity position, provided capital to lease and improve our real estate assets, and also helped us to maintain the payment of distributions to our shareholders.
In previous communications we informed you that Hines REIT is required to revalue its shares at least every 18 months after the close of its offering. In keeping with that requirement, on November 29, 2012, our board of directors announced a new estimated share value based on valuations of our net assets. WeiserMazars LLP was engaged to review market value estimates of our real properties, and Jones Lang LaSalle was engaged to value the loans on those properties. The new estimated value of $7.61 per share is approximately level with the previous value of $7.78 per share that we reported to you in June 2011 after reducing that value for the return of capital distributions of $0.15 per share that we have already distributed to you from the sale of our properties, as discussed further below. If you are a participant in the dividend reinvestment plan, the reinvestment of your December distribution will be made at the new $7.61 estimated share value. In addition, any redemptions in connection with death or disability will be redeemed at the new estimated share value of $7.61 beginning December 31, 2012.

From a real estate perspective, values of our properties were up 4.4% since the last valuation, or $0.32 per share. That’s good news, especially in light of the very challenging economy we continue to experience. Most of the increases were in core markets such as New York, Washington, D.C. and San Francisco and in properties such as Williams Tower in Houston and One Wilshire in Los Angeles. In fact, our real estate portfolio has outperformed the NCREIF NPI Office Only Index appreciation returns since we started making significant real estate investments in 2005.1

What factors offset these increases? First, as stated above, the price was reduced $0.15 per share as a result of economic gains from the sales of properties that were paid to you as a part of your quarterly distributions over the past five quarters. In other words, a portion of your previous distributions represented a return of your invested capital, reducing the net asset value of the shares as these gains were paid to you. Lower valuations on our loans also had a negative impact, reducing the per share valuation by an additional $0.23. At the time we last valued our shares, interest rates like we are seeing today for commercial real estate loans would have been unimaginable. But even with the current weighted average interest rate of 5.6% in our portfolio, today’s rates are significantly lower and effectively reduced the value of our existing loans since the last valuation. For more detailed information on the valuation, please review our 8-K filing, which you can find by visiting our website: www.hinessecurities.com.

We continue to remain positive about Hines REIT’s potential. As core markets continue to strengthen, secondary markets such as Chicago, Dallas, and Seattle, where a number of our assets are located, have begun to show signs of recovery. Our local market teams will continue to work to maximize the value of each asset by actively attempting to lease vacant space and renew existing tenants to increase occupancy and rent levels as the markets recover.
In concert with the share revaluation, the board of directors also elected to continue your current distribution rate for January 2013. Distributions for January will continue to be paid from two sources: funds generated by our operations and a special distribution from the gains on sales of certain properties as described above.
With the Hines organization having over $100 million invested in Hines REIT, you can be confident that our interests are squarely aligned with yours. We truly value our relationship with you and look forward to bringing you positive news in the future. If you have any questions, please contact your financial advisor or call Hines Investor Relations at 888.220.6121.

Jeffrey C. Hines                        Charles N. Hazen
Chairman of the Board                President and Chief Executive Officer

1The National Council of Real Estate Investment Fiduciaries (“NCREIF”) Property Index is a quarterly time series composite rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only.  We are using the NCREIF Office Only Index return as our portfolio is comprised of approximately 92% office investments, and we believe it to be the most comparable measure.  For the period from 2005 through September 30, 2012, our appreciation return was 1.55% in comparison to the NCREIF appreciation return of 0.97%.  Both the Hines REIT and NCREIF returns are unlevered real estate returns and are not intended to directly correlate with the Hines REIT net asset value nor should they be viewed as a measure of non-traded REIT performance.  In addition, neither of the returns take into consideration corporate level fees and expenses such as corporate general and administrative costs, acquisition and asset management fees or upfront selling costs such as commissions and dealer manager fees, all of which have a dilutive impact on the net asset value.